UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2006
CREDIT ACCEPTANCE CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 000-20202

Michigan (State or other jurisdiction of incorporation or organization)	38-1999511 (I.R.S. Employer Identification No.)

25505 W. Twelve Mile Road, Suite 3000 Southfield, Michigan (Address of Principal Executive Offices)	48034-8339 (Zip Code)
Registrant’s telephone number, including area code: (248) 353-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 13, 2006, the Compensation Committee of the Board of Directors of Credit Acceptance Corporation (the “Company”) approved the grant of restricted stock to executive officers of the Company pursuant to the Company’s Incentive Compensation Plan. The grants made to the executive officers named in the summary compensation table in the Company’s 2006 annual meeting proxy statement are set forth below. The grants were made in accordance with the Committee’s 2005 decision to award restricted stock based upon improvements in adjusted Economic Profit.

Name	Title	Shares of Restricted Stock (A)
Brett A. Roberts	Chief Executive Officer	52,756
Keith P. McCluskey	President	35,506
Michael W. Knoblauch	Chief Operating Officer	1,125
Steven M. Jones	Chief Analytics Officer	7,139

(A)	The amount of the restricted stock grants were determined in accordance with the formula determined by the Compensation Committee in accordance with the Company’s Incentive Compensation Plan (the “Plan”), which was approved by shareholders on May 13, 2004 and previously filed as Exhibit 10(q) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The bonus formula was applied to the Company’s improvement in economic profit from 2004 to 2005. The number of shares granted was determined based on the closing market price of the Company’s common stock on April 13, 2006, which was $24.50 per share. The restricted stock awards were granted pursuant to a restricted stock grant agreement, the form of which was filed by the Company as Exhibit 10(q)(2) to the Current Report on Form 8-K dated February 24, 2005 and incorporated herein by reference. The restricted stock vests in full or in part based on the Company’s satisfaction of earnings per share-based performace critieria, which are described more fully in the form of restricted stock grant agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT ACCEPTANCE CORPORATION (Registrant)

By: /s/ Kenneth S. Booth

Kenneth S. Booth Chief Financial Officer
April 19, 2006